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                                                                Exhibit 23(h)(4)

                                AMENDMENT TO THE
                               SERVICES AGREEMENT
                          FOR IMPRESSnet.com(R) SERVICES

THIS AMENDMENT ("Amendment"), dated as of June , 2000, is being made to the Services Agreement dated March 31, 1999 (the "Agreement") between Metropolitan West Funds (the "Fund") and First Data Investor Services Group, Inc., n/k/a PFPC Inc. ("PFPC").

                                   WITNESSETH

WHEREAS, the Fund desires to enable End-Users to conduct Inquires with respect to certain Fund and Shareholder information maintained by PFPC on behalf of the Fund on the PFPC recordkeeping system (the "PFPC System") through the use of the Internet and PFPC's IMPRESSNet.com(R) Services and PFPC desires to allow such access and provide certain services as more fully described below in connection therewith.

NOW THEREFORE, the Fund and PFPC agree that as of the date first referenced above, the Agreement shall be amended as follows:

1. All references to "First Data Investor Services Group, Inc." and "Investor Services Group" are hereby deleted and replaced with "PFPC Inc." and "PFPC" respectively.

2. DEFINITIONS. Any term not herein defined shall have the meaning given such term in the Agreement. The following definitions shall apply to this Amendment:

(a) "End-User" shall mean any Financial Intermediary employee that accesses the PFPC System via IMPRESSNet.com(R).

(b) "Financial Intermediary" shall mean any broker-dealer back office operation authorized by a Shareholder or the Fund to act on behalf of a Shareholder.

         (c) "Fund Web Site" means the collection of electronic documents, electronic files and pages residing on any computer system(s) maintained on behalf of the Fund, connected to the Internet and accessible by hypertext link through the World Wide Web to and from IMPRESSNet.com(R).

         (d) "IMPRESSNet.com(R) Services" means the services identified in

Section 2 hereof to be provided by PFPC utilizing the Fund Web Site, the Internet and certain software, equipment and systems provided by PFPC, telecommunications carriers and security providers which have been certified by ICSA or a nationally-recognized audit firm (including but not limited to firewalls and encryption), whereby Inquires may be performed by accessing IMPRESSNet.com(R) via hypertext link from the Fund Web Site.

(e) "Inquiry" shall mean any access to the PFPC System via IMPRESSNet.com(R) initiated by an End-User which is not a Transaction.



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(f) "Internet" shall mean the communications network comprised of multiple communications networks linking education, government, industrial and private computer networks.

(g) "IMPRESSNet.com(R)" means the collection of electronic documents, electronic files and pages residing on PFPC's computer system(s) (or those elements of the computer system of one or more Internet Service Providers ("ISPs") retained by PFPC and necessary for PFPC's services hereunder), connected to the Internet and accessible by hypertext link from the Funds Web Site through the World Wide Web, where the Inquiry data fields and related screens provided by PFPC may be viewed.

         (h) "Shareholder" means the record owner or authorized agent of the record owner of shares of the Fund.

         (i) "Transaction" shall mean purchase, redemption, exchange or any other activity involving the movement of Shares initiated by an End-User.

2. PFPC RESPONSIBILITIES. Subject to the provisions of this Amendment, PFPC shall provide or perform, or shall retain other persons to provide or perform, the following, at PFPC's expense (unless otherwise provided herein):

(a) provide all computers, telecommunications equipment, encryption technology and other materials and services reasonably necessary to develop and maintain IMPRESSNet.com(R) to permit persons to be able to view information about the Fund and to permit End-Users with appropriate identification and access codes to perform Inquiries;

(b) address and mail, at the Fund's expense, notification and promotional mailings and other communications provided by the Fund to Financial Intermediaries and/or Shareholders regarding the availability of IMPRESSNet.com(R) Services;

(c) process the set up of personal identification numbers ("PIN"), as described in the IMPRESSNet.com(R) Product Guide provided to the Fund, which shall include verification of initial identification numbers issued, reset and activate personalized PIN's and reissue new PIN's in connection with lost PIN's;

(d) provide installation services which shall include, review and approval of the Fund's network requirements, recommending method of establishing (and, as applicable, cooperate with the Fund to implement and maintain) a hypertext link between IMPRESSNet.com(R) and the Fund Web Site and testing the network connectivity and performance;

(e) establish systems to guide, assist and permit End-Users who access IMPRESSNet.com(R) from the Fund Web Site to electronically perform Inquires;

(f) deliver to the Fund one (1) copy of the PFPC IMPRESSNet.com(R) Product Guide, as well as all updates thereto on a timely basis;

(g) deliver a monthly billing report to the Fund, which shall include a report of Inquiries;

(h) provide a form of encryption that is generally available to the public in the U.S. for

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standard Internet browsers and establish, monitor and verify firewalls and other security features (commercially reasonable for this type of information and data) and exercise commercially reasonable efforts to attempt to maintain the security and integrity of the PFPC Web Site;

         (i) exercise reasonable efforts to maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by the Fund to PFPC in writing from time to time, and all "point and click" features of the PFPC Web Site relating to Shareholder acknowledgment and acceptance of such disclaimers and notifications;

(j) provide periodic site visitation (hit reports) and other information regarding End-User activity under this Agreement as agreed by PFPC and the Fund from time to time;

         (k) monitor the telephone lines involved in providing IMPRESSNet.com(R) Services and inform the Fund promptly of any malfunctions or service interruptions;

         (l) PFPC shall periodically scan its Internet interfaces and IMPRESSNet.com(R) for viruses and promptly remove any such viruses located thereon;

(m) maintenance and support of IMPRESSNet.com(R), which includes providing error corrections, minor enhancements and interim upgrades to IMPRESSNet.com(R) which are made generally available to IMPRESSNet.com(R) customers and providing help desk support to provide assistance to Fund employees with the Fund's use of IMPRESSNet.com(R);

Maintenance and support shall NOT include (i) access to or use of any substantial added functionality, new interfaces, new architecture, new platforms, new versions or major development efforts, unless made generally available by PFPC to IMPRESSNet.com(R) clients, as determined solely by PFPC; or
(ii) maintenance of customized features; and

(n) the Fund recognizes and acknowledges that (i) a logon I.D. and PIN are required by End-Users to access PFPC's IMPRESSNet.com(R); (ii) End-User's Web Browser and ISP must support Secure Sockets Layer (SSL) encryption technology; and (iii) PFPC will not provide any software for access to the Internet; software must be acquired from a third-party vendor.

3. FUND RESPONSIBILITIES. Subject to the provisions of this Amendment and the Agreement, the Fund shall at its expense (unless otherwise provided herein):

(a) provide, or retain other persons to provide, all computers, telecommunications equipment, encryption technology and other materials, services, equipment and software reasonably necessary to develop and maintain the Fund Web Site, including the functionality necessary to maintain the hypertext links to IMPRESSNet.com(R);

(b) promptly provide PFPC written notice of changes in Fund policies or procedures requiring changes to the IMPRESSNet.com(R) Services;

(c) work with PFPC to develop Internet marketing materials for End-Users and forward a copy of appropriate marketing materials to PFPC;

(d) revise and update the applicable prospectus(es) and other pertinent materials, such as user



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agreements with End-Users, to include the appropriate consents, notices and disclosures for IMPRESSNet.com(R) Services, including disclaimers and information reasonably requested by PFPC;

(e) maintain all on-screen disclaimers and copyright, trademark and service mark notifications, if any, provided by PFPC to the Fund in writing from time to time, and all "point and click" features of the Fund Web Site relating to acknowledgment and acceptance of such disclaimers and notifications; and

(f) design and develop the Fund Web Site functionality necessary to facilitate, implement and maintain the hypertext links to IMPRESSNet.com(R) and the various Inquiry web pages and otherwise make the Fund Web Site available to End-Users.

4. STANDARDS OF CARE FOR INTERNET SERVICES. Notwithstanding anything to the contrary contained in the Agreement or this Amendment, although PFPC shall comply with the standard of care specified in the Agreement and above in providing IMPRESSNet.com(R) Services, PFPC shall not be obligated to ensure or verify the accuracy or actual receipt, or the transmission, of any data or information contained in any transmission via IMPRESSNet.com(R) Services or the consummation of any Inquiry request not actually received by PFPC. The Fund shall advise End-Users to promptly notify the Fund or PFPC of any errors or inaccuracies in Shareholder data or information transmitted via IMPRESSNet.com(R) Services.


5. ADDITIONAL FEES FOR IMPRESSNet.com(R) SERVICES. As consideration for the performance by PFPC of IMPRESSNet.com(R) Services, the Fund will pay the fees set forth in a separate fee letter as agreed between the parties from time to time.

6. PROPRIETARY RIGHTS.

         (a) Each of the parties acknowledges and agrees that it obtains no rights in or to any of the software, hardware, processes, trade secrets, proprietary information or distribution and communication networks of the other under this Amendment. Any software, interfaces or other programs a party provides to the other hereunder shall be used by such receiving party only during the term of the Agreement and only in accordance with the provisions of this Amendment and the Agreement. Any interfaces, other software or other programs developed by one party shall not be used directly or indirectly by or for the other party or any of its affiliates to connect such receiving party or any affiliate to any other person, without the first party's prior written approval, which it may give or withhold in its sole discretion. Except in the normal course of business and in conformity with Federal copyright law or with the other party's consent, neither party nor any of its affiliates shall disclose, use, copy, decompile or reverse engineer any software or other programs provided to such party by the other in connection herewith.

(b) The Fund Web Site and IMPRESSNet.com(R) may contain certain intellectual property, including, but not limited to, rights in copyrighted works, trademarks and trade dress that is the property of the other party. Each party retains all rights in such intellectual property that may reside on the other party's web site, not including any intellectual property provided by or otherwise obtained from such other party. To the extent the intellectual property of one party is cached to expedite communication, such party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for a period of time no longer than that



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reasonably necessary for the communication. To the extent that the intellectual property of one party is duplicated within the other party's web site to replicate the "look and feel", "trade dress" or other aspect of the appearance or functionality of the first site, that party grants to the other a limited, non-exclusive, non-transferable license to such intellectual property for the duration of the Agreement. This license is limited to the intellectual property needed to replicate the appearance of the first site and does not extend to any other intellectual property owned by the owner of the first site. Each party warrants that it has sufficient right, title and interest in and to its web site and its intellectual property to enter into these obligations, and that to its knowledge, the license hereby granted to the other party does not and will not infringe on any U.S. patent, U.S. copyright or other U.S. proprietary right of a third party.

7. REPRESENTATION AND WARRANTY. Neither party shall knowingly insert into any interface, other software, or other program provided by such party to the other hereunder, or accessible on IMPRESSNet.com(R) or Fund Web Site, as the case may be, any "back door," "time bomb," "Trojan Horse," "worm," "drop dead device," "virus" or other computer software code or routines or hardware components designed to disable, damage or impair the operation of any system, program or operation hereunder. For failure to comply with this warranty, the non-complying party shall immediately replace all copies of the affected work product, system or software. All costs incurred with replacement including, but not limited to cost of media, shipping, deliveries and installation shall be borne by such party.

8.       LIABILITY LIMITATIONS; INDEMNIFICATION.

(a) THE INTERNET. Each party acknowledges that the Internet is an unsecured, unstable, unregulated, unorganized and unreliable network, and that the ability of the other party to provide or perform services or duties hereunder is dependent upon the Internet and equipment, software, systems, data and services provided by various telecommunications carriers, equipment manufacturers, firewall providers, encryption system developers and other vendors and third parties. Each party agrees that the other shall not be liable in any respect for the functions or malfunctions of the Internet. Each party agrees the other shall not be liable in any respect for the actions or omissions of any third party wrongdoers (i.e., hackers not employed by such party or its affiliates) or of any third parties involved in the Internet Services and shall not be liable in any respect for the selection of any such third party, unless such party breached the standard of care specified herein with respect to that selection.

(b) PFPC'S EXPLICIT DISCLAIMER OF CERTAIN WARRANTIES. EXCEPT AS SPECIFICALLY PROVIDED IN SECTIONS 2 AND 4, ALL SOFTWARE AND SYSTEMS DESCRIBED IN THIS AMENDMENT ARE PROVIDED "AS-IS" ON AN "AS-AVAILABLE" BASIS, AND PFPC HEREBY SPECIFICALLY DISCLAIMS ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.

9.       MISCELLANEOUS.

                  a. INDEPENDENT CONTRACTOR. The parties to this Agreement are and shall remain independent contractors, and nothing herein shall be construed to create a partnership or joint venture between them and none of them shall have the power



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                           or authority to bind or obligate the other in any
                           manner not expressly set forth herein. Any contributions to IMPRESSNet.com(R) by the Fund and any contributions to the Fund Web Site by PFPC shall be works for hire pursuant to Section 101 of the Copyright Act.

(b) CONFLICT WITH AGREEMENT. In the event of a conflict between specific terms of this Amendment and the Agreement, this Amendment shall control as to IMPRESSNet.comR Services.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers, as of the day and year first above written.

PFPC INC.         METROPOLITAN WEST FUNDS

By:__________________________       By:__________________________


Name: _______________________       Name: _______________________

Title: ______________________       Title: ______________________